                                                                      EXHIBIT 11

                              BUFFTON CORPORATION

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
             For the Years Ended September 30, 1996, 1995 and 1994
                    (In thousands, except per share amounts)

                                                        1996     1995     1994
                                                       ------  -------   ------
Primary Earnings per Share
--------------------------

 Income from continuing operation....................  $1,394  $ 1,304   $1,908
 Loss from discontinued operation....................       -   (2,513)       -
                                                       ------  -------   ------
 Net income (loss)...................................  $1,394  $(1,209)  $1,908
                                                       ======  =======   ======

 Weighted average shares outstanding (a).............   6,441    5,465    5,120
                                                       ======  =======   ======

 Income from continuing operation per average
   common share......................................  $  .22  $   .24   $  .37
 Loss from discontinued operation per average
   common share......................................       -     (.46)       -
                                                       ------  -------   ------
 Net income (loss) per average common share..........  $  .22  $  (.22)  $  .37
                                                       ======  =======   ======

Fully Diluted Earnings per Share
--------------------------------

 Income from continuing operation....................  $1,394  $ 1,304   $1,908
 Loss from discontinued operation....................       -   (2,513)       -
                                                       ------  -------   ------
 Net income (loss)...................................  $1,394  $(1,209)  $1,908
                                                       ======  =======   ======

 Weighted average shares outstanding.................   6,441    5,465    5,120
 Adjustment to reflect assumed exercise of
   stock options at beginning of the period..........     208        -        -
                                                       ------  -------   ------

 Weighted average shares outstanding, as
  adjusted...........................................   6,649    5,465    5,120
                                                        ======  =======   ======

 Fully diluted income from continuing operation......  $  .21  $   .24   $  .37
 Fully diluted loss from discontinued operation......       -     (.46)       -
                                                       ------  -------   ------
 Fully diluted net income (loss).....................  $  .21  $  (.22)  $  .37
                                                       ======  =======   ======

 (a) Calculation of assumed exercise stock options as common stock equivalent shares had an immaterial effect and are excluded from weighted average shares outstanding.